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                                 EXHIBIT 23(b)

                     CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Protective Life Corporation (the Company) on Form S-8 of our report dated February 16, 1993, except for Note N, as to which the date is March 8, 1993, which includes an explanatory paragraph with respect to a change in the Company's method of accounting for postretirement benefits other than pensions, on our audits of the consolidated financial statements and financial statement schedules of Protective Life Corporation as of December 31, 1992 and 1991, and for the years ended December 31, 1992, 1991, and 1990, which report is included in the Annual Report on Form 10-K.


COOPERS AND LYBRAND

Birmingham, Alabama
January 10, 1993


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